Exhibit 99.1
FOR IMMEDIATE RELEASE
Julia Hallisey
Investor Relations
Tel: +1-203-504-1063
Aircastle Announces Quarterly Dividend
Stamford, CT. December 22, 2008 — Aircastle Limited (NYSE: AYR) announced today that its Board of Directors declared a fourth quarter cash dividend on its common shares of $0.10 per share, payable on January 15, 2009 to shareholders of record on December 31, 2008.
Aircastle CEO Ron Wainshal commented, “The company’s cash flow remains strong. However, in light of the unprecedented turmoil in the financial markets and current uncertainties in the global economy, we believe retaining cash is a prudent step which will strengthen Aircastle’s balance sheet, enhance our financial flexibility and enable the company to take advantage of attractive investment opportunities.”
Aircastle announces dividends on a quarterly basis, separately from quarterly earnings announcements.
About Aircastle Limited
Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to airlines throughout the world. As of September 30, 2008 Aircastle’s aircraft portfolio consisted of 133 aircraft comprising a variety of passenger and freighter aircraft types that were leased to 58 lessees located in 33 countries.
Safe Harbor
This press release contains forward-looking statements, including statements regarding our balance sheet and ability to take advantage of investment opportunities. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those described in the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, under the heading “Risk Factors” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the company, including reports on Form 8-K, Form 10-Q and Form 10-K. The strength of our balance sheet and our ability to take advantage of investment opportunities will depend on many risk factors, including prolonged capital markets disruption and volatility, which may adversely affect our continued ability to obtain additional capital to finance our working capital needs and our pre-delivery payment obligations and other aircraft acquisition commitments, our exposure to increased bank and counterparty risk caused by credit and capital markets disruptions, our ability to negotiate favorable lease and other contractual terms, the level of demand for our aircraft, the economic condition of the commercial aviation industry generally, the financial condition and liquidity of our lessees, the lease rates we are able to charge and realize and our leasing costs, unexpected or increased expenses, the level and timing of capital expenditures, principal repayments and other capital needs, the value of our aircraft portfolio, our compliance with loan to value, debt service coverage, interest rate coverage and other financial tests in our credit facilities, our results of operations, financial condition and liquidity and general business conditions. Although forward-looking statements help provide complete information about the company, please keep in mind that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.
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